UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 14, 2018 (November 7, 2018)

Wize Pharma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52545	88-0445167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Hanagar Street, Hod Hasharon, Israel	4527708
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  +(972) 72-260-0536

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

The information provided in response to Item 5.02 of this report is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointments and Resignations

On November 7, 2018, Noam Danenberg was appointed to the Board of Directors (the “Board) of Wize Pharma, Inc. (the "Company") and as Chairman of the Board. Also on November 7, 2018 Mr. Danenberg resigned as the Chief Operating Officer of the Company. Mr. Danenberg’s decision to resign was not as a result of any disputes with the Company.

On November 7, 2018, Ron Mayron resigned from the Board and as Chairman of the Board, effective upon Mr. Danenberg’s appointment. Mr. Mayron’s decision to resign was not as a result of any disputes with the Company. Mr. Mayron is expected to continue to serve the Company as a part-time consultant.

Noam Danenberg served as our Chief Operating Officer from November 15, 2017 until his resignation on November 7, 2018. He has served as a strategic advisor to Wize Pharma Ltd. (“Wize Israel”), the Company’s wholly owned subsidiary, since April 2015. Mr. Danenberg co-founded Panmed Inc. in January 2014, a company in the field of repositioning drugs activities. Since 2000, Mr. Danenberg has provided private investment consulting services to numerous private and public companies through his wholly owned company, N. Danenberg Holding (2000) Ltd. From May 2014 to January 2015, Mr. Danenberg served as a director of Go.D.M. Investments Ltd. (TASE: GODM). From 2000 to 2012, Mr. Danenberg served as an investment advisor at International Software Consulting Limited and from 2004 to 2008 he served as the Chairman and CEO of Fitracks Inc. From 2006 to 2012, he also served as the Chairman of the Board of Hawk Medical Technologies Ltd. Mr. Danenberg holds a B.B.A. in Computer Science from the European University in Antwerp, Belgium and an M.B.A. from the Boston University Brussels Graduate Center.

There are no understandings or arrangements between Mr. Danenberg and any other person pursuant to which Mr. Danenberg was selected as a director. There are no family relationships between Mr. Danenberg and any director or other executive officer of the Company, and he does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. The Company expects to pay Mr. Danenberg and related entities an aggregate of approximately $195,000 for the fiscal year ending December 31, 2018 pursuant to the Original Agreement, as amended (as defined below).

Consulting Agreements

As previously disclosed in the Company’s 8-K filed with the SEC on August 22, 2018, on August 20, 2018, Wize Israel entered into a restated consulting services agreement (the “Original Agreement”) with Mr. Danenberg and N. Danenberg Holdings (2000) Ltd., an Israeli company affiliated with Mr. Danenberg (the “Consulting Company”). On November 7, 2018, Wize Israel, Mr. Danenberg and the Consulting Company entered into amendment No.1 to the Original Agreement (the “Amendment”), through which the parties amended the Original Agreement to remove references to Mr. Danenberg’s service as Chief Operating Officer. The compensation and other material terms of the Original Agreement were not revised.

On November 7, 2018, the Company and Wize Israel entered into a consulting agreement (the “Consulting Agreement”) with Ron Med Ltd, an Israeli company affiliated with Mr. Mayron (the “Consultant”), pursuant to which Ron Med shall serve as a strategic advisor to the Company's senior management and Board. The Consultant shall receive a monthly compensation of NIS 20,000 (approximately $5,415). The Consulting Agreement shall have a term of one year (the “Initial Term”) and shall be renewed for additional one year periods. The Consulting Agreement may be terminated by either party following the Initial Term.

The foregoing description of the Amendment and of the Consulting Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to the Amendment and the Consulting Agreement, which are filed herewith as Exhibit 10.1 and 10.2, and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Amendment No. 1 to Consulting Services Agreement
10.2	Consulting Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wize Pharma, Inc.

	By:	/s/ Or Eisenberg
	Name:	Or Eisenberg
Date: November 14, 2018	Title:	Chief Executive Officer

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